Exhibit 4.5

NON-RECOURSE GUARANTY

This NON-RECOURSE GUARANTY is made as of the ___ day of _________, 2010, by each of the persons set forth on Schedule A attached hereto (each a “Guarantor”) for the benefit of the purchasers set forth on Schedule B attached hereto (the “Purchasers”).

WITNESSETH:

WHEREAS, each Purchaser entered into a Subscription Agreement (with respect to each such Purchaser, the “Subscription Agreement”) with China Agricorp, Inc. (the “Company”), pursuant to which each Purchaser subscribed to purchase from the Company a 10% convertible promissory note (each, a “Note”);

WHEREAS, each Guarantor is a stockholder of the Company, and will derive direct and indirect economic benefits from the transactions contemplated under the Subscription Agreements;

WHEREAS, as a condition to each Purchaser’s obligations to purchase a Note pursuant to its Subscription Agreement, and in consideration of the benefits which will accrue to the Guarantors as a result thereof, each Guarantor desires to guarantee the Company’s obligations under the Notes;

WHEREAS, concurrently herewith, the Guarantors are entering into a stock pledge agreement pursuant to which the Guarantors are pledging their shares of Company capital stock as security for their obligations hereunder (the “Stock Pledge Agreement”); and

WHEREAS, with respect to each Purchaser, unless otherwise defined herein, defined terms shall have the respective meanings set forth in its Subscription Agreement.

NOW, THEREFORE, the Guarantors, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

1.   Each Guarantor, jointly and severally, hereby unconditionally and irrevocably guarantees to each of the Purchasers pari passu the due and punctual payment and performance in full of all obligations and liabilities of the Company to each Purchaser under the Notes (collectively, the “Obligations”).

2.   This Guaranty is irrevocable, continuing, indivisible and unconditional and shall remain in full force and effect regardless of, and shall not discharged, terminated, impaired, affected or modified in any manner by reason of (a) any subordination, amendment, modification, extension, renewal, assignment or transfer of the Notes or any other Transaction Document; (b) the assertion or exercise by any Purchaser, or the failure of any Purchaser to assert or exercise, any right, remedy, power or privilege under or in respect of this Guaranty, its Subscription Agreement, the Notes, any other Transaction Document, or the Obligations, or any waiver of any such right, remedy, power or privilege; (c) the existence or continuance, or discontinuance, of the Company as a legal entity; (d) the bankruptcy, insolvency, receivership, reorganization, arrangement, readjustment, composition, liquidation or the like, of a Guarantor, a Purchaser, or the Company, or the making by the Company, a Purchaser or a Guarantor of an assignment for the benefit of creditors; (e) the acceptance, alteration, release or substitution by Purchaser of any security for the Obligations, whether provided by the Company, a Guarantor or any other person, (f) any waiver, consent, extension, indulgence or other action or inaction in respect of this Guaranty, any other Transaction Document, or the Obligations; (g) any lack of validity or enforceability of the Notes or any other Transaction Document or any other agreement or instrument governing or evidencing any Obligations; (h) the death or incompetency of a Guarantor, or the termination or modification of a Guarantor’s relationship with the Company; or (i) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety, accommodation co-obligor, or guarantor, whether or not any Guarantor shall have notice or knowledge of each or any of the foregoing.  This Guaranty is and shall be a direct and primary obligation of each Guarantor, and may be enforced by any Purchaser without prior resort to the Company or the exhaustion of any rights or remedies that any Purchaser may have against the Company.

3.   Notwithstanding anything to the contrary herein, each Guarantor’s obligations under this Guaranty are non-recourse to each Guarantor and are limited only to the collateral pledged by such Guarantor under the Stock Pledge Agreement and any payments or amounts realized, recovered or otherwise received by in respect of the recovery of or realization on any such collateral.

4.   Each Guarantor hereby expressly waives the following: (a) acceptance and notice of acceptance of this Guaranty by any Purchaser; (b) notice of extension of time of the payment, performance and compliance with, or the renewal or alteration of the terms and conditions of, any Obligations; (c) notice of any demand for payment, notice of default or nonpayment as to any Obligations; (d) all other notices to which such Guarantor might otherwise be entitled in connection with this Guaranty or the Obligations; (e) trial by jury and the right thereto in any action or proceeding of any kind or nature, arising on, under or by reason of, or relating in any way to, this Guaranty or the Obligations; and (f) any and all defenses, claims, setoffs and discharges of the Company, or any other obligor, pertaining to the Obligations, except the defense of discharge by payment in full.

 5.   Each Guarantor has not and will not set up or claim any counterclaim, set-off or other objection of any kind to any suit, action or proceeding at law, in equity, or otherwise, that may be instituted or made under and by virtue of this Guaranty.  All remedies of the Purchasers by reason of or under this Guaranty are separate and cumulative remedies, and it is agreed that no one of such remedies shall be deemed in exclusion of any other remedies available to the Purchasers.

6.   Each Guarantor represents and warrants that such Guarantor has full power and authority to execute, deliver and perform this Guaranty, and that neither the execution, delivery nor performance of this Guaranty will violate any law or regulation, or any order or decree of any court or governmental authority, or will conflict with, or result in the breach of, or constitute a default under, any agreement or other instrument to which such Guarantor is a party or by which such Guarantor may be bound, or will result in the creation or imposition of any lien, claim or encumbrance upon any property of such Guarantor.

7.   This Guaranty may not be changed or terminated orally.  No modification or waiver of any provision of this Guaranty shall be effective unless such modification or waiver shall be in writing and signed by the Purchasers, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing.  No course of dealing between any Guarantor and any Purchaser in exercising any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

8.   This Guaranty shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to such jurisdiction’s principles of conflict of laws, except to the extent that the validity or the perfection of the security interest hereunder, or remedies hereunder, in respect of any particular collateral are governed by the laws of a jurisdiction other than the State of New York.

9.   This Guaranty shall be binding upon the Guarantors and their respective heirs, executors, administrators, legal representatives, successors and assigns, and shall insure to the benefit of the Purchasers and their respective heirs, executors, administrators, legal representatives, successors and assigns.

10.   Each Guarantor hereby waives all rights that such Guarantor may now have or hereafter acquire, whether by subrogation, contribution, reimbursement, recourse, exoneration, contract or otherwise, to recover from the Company or from any property of the Company any sums paid under this Guaranty or the Stock Pledge Agreement.

11.   Each Guarantor will pay or reimburse the Purchasers for all costs, expenses and reasonable attorneys’ fees paid or incurred by the Purchasers in endeavoring to collect and enforce the Obligations and in enforcing this Guaranty.

12.   If any payment applied by the Purchasers to the Obligations is thereafter set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of the Company or any other obligor), the Obligations to which such payment was applied shall for the purpose of this Guaranty be deemed to have continued in existence, notwithstanding such application, and this Guaranty shall be enforceable as to such Obligations as fully as if such application had never been made.

13.   This Guaranty shall be effective upon delivery to the Purchasers, without further act, condition or acceptance by the Purchasers.  Any invalidity or unenforceability of any provision or application of this Guaranty shall not affect other lawful provisions and application thereof, and to this end the provisions of this Guaranty are declared to be severable.  This Guaranty may not be waived, modified, amended, terminated, released or otherwise changed except by a writing signed by the Guarantors and the Purchasers.  Each Guarantor hereby (i) consents to the personal jurisdiction of the state and federal courts located in the State of New York in connection with any controversy related to this Guaranty; (ii) waives any argument that venue in any such forum is not convenient, (iii) agrees that any litigation in connection with this Guaranty may be venued in the state or federal courts located in the State of New York; and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

14.   This Guaranty may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.  This Guaranty may be executed and delivered by facsimile copies showing the signatures of the Guarantors, and those signatures need not be affixed to the same copy.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

[signatures follow on next page]

IN WITNESS WHEREOF, each Guarantor has executed this Non-Recourse Guaranty as of the date first set forth above.

Hexi Feng
Name of Guarantor

/s/ Hexi Feng
Signature of Guarantor

Jun Xu
Name of Guarantor

/s/ Jun Xu
Signature of Guarantor

Zhenxing Zhang
Name of Guarantor

/s/ Zhenxing Zhang
Signature of Guarantor

Xiaofang Xie
Name of Guarantor

/s/ Xiaofang Xie
Signature of Guarantor

Baozhong Zhao
Name of Guarantor

/s/ Baozhong Zhao
Signature of Guarantor

Tianxiang Zhang
Name of Guarantor

/s/ Tianxiang Zhang
Signature of Guarantor

Suozeng Chen
Name of Guarantor

/s/ Suozeng Chen
Signature of Guarantor

Suping Wang
Name of Guarantor

/s/ Suping Wang
Signature of Guarantor

SCHEDULE A
GUARANTORS

Hexi Feng

Jun Xu

Zhenxing Zhang

Xiaofang Xie

Baozhong Zhao

Tianxiang Zhang

Suozeng Chen

Suping Wang

SCHEDULE B
BENEFICIARIES

SCHEDULE TO NON-RECOURSE GUARANTY

The following table sets forth for each beneficiary of a Non-recourse Guaranty, the name of the beneficiary, the date of the Non-recourse Guaranty issued to the beneficiary and the principal amount of the Note issued to the beneficiary in connection with the Non-Recourse Guaranty:

	Name of Beneficiaries	Date of Agreement	Principal Amount
1	Atlas Tubular. L.P.	8/26/2010	$ 50,000.00
2	Barry A. Morguelan	8/26/2010	$ 50,000.00
3	Billy or Edda Campbell	8/26/2010	$ 50,000.00
4	Cheryl K. Browning	8/26/2010	$ 50,000.00
5	Craig J. Gordon	8/26/2010	$ 50,000.00
6	Dale Cripps	8/26/2010	$ 50,000.00
7	Daniel W. Gottlieb, M.D.	8/26/2010	$ 100,000.00
8	David J. Beyer	8/26/2010	$ 50,000.00
9	Frank P. Cutrone / Barbara K. Cutrone	8/26/2010	$ 50,000.00
10	Howard Reinsch	8/26/2010	$ 50,000.00
11	John J. DiLorenzo	8/26/2010	$ 50,000.00
12	RBC Capital Markets Corp. Custodian for Matthew Garren (IRA)	8/26/2010	$ 50,000.00
13	RBC Capital Markets custodian for Bruce R. Schafer IRA	8/26/2010	$ 25,000.00
14	Richard G. Kramer	8/26/2010	$ 50,000.00
15	Robert T. Cleveland or Glenna Cleveland	8/26/2010	$ 100,000.00
16	Robert V. Baylis	8/26/2010	$ 50,000.00
17	Ron Dilks	8/26/2010	$ 50,000.00
18	Scott Sammis	8/26/2010	$ 50,000.00
19	Scott Sammis and Suzanne Patrola	8/26/2010	$ 50,000.00
20	Steven Hribar	8/26/2010	$ 50,000.00
21	Troy T. Palmer	8/26/2010	$ 50,000.00
22	John W. Trone	8/26/2010	$ 50,000.00
23	Ulif Sorvik	8/26/2010	$ 50,000.00
24	Tommy I. Dilling	8/26/2010	$ 15,000.00
25	Timothy O'Donnell	8/26/2010	$ 10,000.00
26	PK Solutions AB	8/26/2010	$ 10,000.00
27	Olive or Twist Limited	8/26/2010	$ 30,000.00
28	Minti Global Investments	8/26/2010	$ 500,000.00
29	Kentlof Holdings, Ltd.	8/26/2010	$ 150,000.00
30	Kari Ekholm	8/26/2010	$ 35,000.00
31	J&J Ventures, Limited	8/26/2010	$ 40,000.00
32	Joachim Jaginder	8/26/2010	$ 10,000.00
33	Jan Eric Palmqvist	8/26/2010	$ 20,000.00
34	Jakob Anders Lindquist	8/26/2010	$ 80,000.00
35	Henrik Gumaelius	8/26/2010	$ 30,000.00
36	Heinrich H. Foerster	8/26/2010	$ 25,000.00
37	Garolf AB	8/26/2010	$ 50,000.00
38	Enebybergs Revisionbyra AB	8/26/2010	$ 50,000.00
39	Peter Gustafsson	8/26/2010	$ 10,000.00
40	Peter J.L. Lawrence	8/26/2010	$ 40,000.00
41	Arthur A.Mitchell Jr.	9/30/2010	$ 25,000.00
42	Richmond Capital LP	9/30/2010	$ 150,000.00
43	Issc Management, Inc.	9/30/2010	$ 25,000.00
44	Randall Toig Trust	9/30/2010	$ 50,000.00
45	Linda Alexander	9/30/2010	$ 25,000.00
46	RBC Capital Markets Corp. Custodian Craig Frankson IRA	9/30/2010	$ 25,000.00
47	RBC Capital Markets Corp. Custodian Charlene Frankson IRA	9/30/2010	$ 25,000.00
48	RBC Capital Markets Corp. Custodian Daniel & Deborah Gibson IRA	9/30/2010	$ 75,000.00
49	Vincent Cafici	9/30/2010	$ 25,000.00
50	RBC Capital Markets Corp. Custodian William Scott Hine IRA	9/30/2010	$ 25,000.00
51	Wade M. & Tracey L. Harris	9/30/2010	$ 50,000.00
52	RBC Capital Markets Corp. Custodian Scott R. Schneider IRA	9/30/2010	$ 25,000.00
53	Scott Forsberg	9/30/2010	$ 50,000.00
54	Steven T. & Renee B. Stubbs	10/8/2010	$ 25,000.00